--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                               SCHEDULE 14C INFORMATION
     INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE SECURITIES EXCHANGE
                                     ACT OF 1934


Check the appropriate box:
[  ]  Preliminary Information Statement
[X ]  Definitive Information Statement


                                 LITHIA MOTORS, INC.
                   (Name of Registrant as Specified In Its Charter)
                 (Name of Person(s) Filing the Information Statement)

Payment of Filing Fee (Check the appropriate box):
[ X]  No fee required
[  ]  Fee computed on table below per Exchange Act Rules 14c-g and 0-11
        1)  Title of each class of securities to which transaction applies:
        2)  Aggregate number of securities to which transaction applies:
        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
        4)  Proposed maximum aggregate value of transaction:
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
                  1)  Amount Previously Paid:
                  2)  Form, Schedule or Registration Statement No.:
                  3)  Filing Party:
                  4)  Date Filed:


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

                                 LITHIA MOTORS, INC.
                                360 E. JACKSON STREET
                             MEDFORD, OREGON  97501-5289

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                              TO BE HELD ON MAY 15, 1997

To the Shareholders of Lithia Motors, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of LITHIA MOTORS, INC. (the Company), an Oregon corporation, will be held at the Rogue Valley Country Club, 2660 Hillcrest Road, Medford, Oregon 97504, on Thursday, May 15, 1997, at 4:00 p.m., Pacific Daylight Savings Time. You are invited to attend this meeting to give us an opportunity to meet you personally, to allow us to introduce to you the key management of your Company and its Directors, and to answer any questions you may have.

This formal Notice of Meeting, the Information Statement and a copy of the Annual Report to Shareholders describing the Company's operations for the year ended December 31, 1996 are enclosed and were first mailed to shareholders of record as of March 31, 1997 on or about April 17, 1997.



                                        Very truly yours,

                                        LITHIA MOTORS, INC.



                                        SIDNEY B. DeBOER
                                        CHAIRMAN OF THE BOARD, PRESIDENT,
                                        CHIEF EXECUTIVE OFFICER AND SECRETARY

                                 LITHIA MOTORS, INC.
                                360 E. JACKSON STREET
                             MEDFORD, OREGON  97501-5289
                           -------------------------------

                                INFORMATION STATEMENT

GENERAL
This Information Statement is being sent to Shareholders of Lithia Motors, Inc. (the "Company") in connection with the annual meeting of shareholders to be held on May 15, 1997 for the purpose of electing directors of the Company for the ensuing year and to consider and act on such other matters as may properly come before the meeting. Only shareholders of record as of March 31, 1997 are entitled to notice of and to vote at this meeting.

VOTING AT THE MEETING
Class A and Class B Common Stock constitute the only classes of securities entitled to notice of and to vote at the meeting. As of the record date, there were 2,895,550 shares of Class A Common Stock and 4,110,000 shares of Class B Common Stock outstanding and entitled to vote.

Each share of Class A Common Stock is entitled to one vote per share and each share of Class B Common Stock outstanding on the record date is entitled to ten votes at the Annual Meeting. If a quorum is present at the Annual Meeting, the five nominees for election as directors who receive the greatest number of votes cast for the election of directors shall be elected directors. Shareholders are not entitled to cumulate votes for directors.

Directors are elected by a plurality of the votes cast and only votes cast in favor of a nominee will have an effect on the outcome, Therefore, abstention from voting or nonvoting by brokers will have no effect thereon.

Since the voting control of the Company is held by Sidney DeBoer, the Company's Chairman of the Board, President, Chief Executive Officer and Secretary, the Company is not asking for a proxy in order to avoid the expense of doing so.



               WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED
                               NOT TO SEND US A PROXY.

                       BUSINESS TO BE CONDUCTED AT THE MEETING

ELECTION OF DIRECTORS
The Board of Directors has nominated the persons named in the following table to serve as directors until the next annual meeting of shareholders and until their successors are duly elected and qualified:

NAME                               AGE                 HAS BEEN A DIRECTOR SINCE
----                               ---                 -------------------------
Sidney B. DeBoer                   53                            1968
M. L. Dick Heimann                 53                            1970
Thomas Becker                      45                            1997
R. Bradford Gray                   45                            1997
William J. Young                   54                            1997

SIDNEY B. DEBOER. Mr. DeBoer has served as the Chairman, President, Chief Executive Officer and Secretary of the Company since 1968. He also is a member of various automobile industry organizations, including the President's Club of the National Automobile Dealers Association, Oregon Auto Dealers Association, Medford New Car Dealers Association, Chrysler Dealer Council, Toyota Dealer Council and Honda Dealer Council.

M. L. DICK HEIMANN. Mr. Heimann has served as the Executive Vice President, Chief Operating Officer and Director of the Company since 1970. Prior to joining the Company, he served as a district manager of Chrysler Corporation from 1967 to 1970. He is a member of various automobile industry organizations including the Oregon Auto Dealers Association, the Jeep Dealer Council and the Medford New Car Dealers Association, for which he has previously served as president.
Mr. Heimann is a graduate of University of Colorado with a Bachelor of Science degree in Biology and Languages.

THOMAS BECKER. Mr. Becker became a Director of the Company on March 1, 1997.
Mr. Becker is the Executive Director of Pacific Retirement Services, Inc. and Rogue Valley Manor in Medford, Oregon. Pacific Retirement Services, Inc. is the parent corporation of: Trinity Terrace, Ft. Worth, Texas; Cascade Manor, Eugene, Oregon; University Retirement Community at Davis, Davis, California; Rogue Valley Manor Community Services, Inc., Medford, Oregon; 12 Rogue Valley Manor Community Housing Corporations located in Oregon and California; Rogue Valley Manor Foundation and Rogue Valley Manor Home Health Care Agency, both in Medford, Oregon. Mr. Becker began his career with Rogue Valley Manor on January 1, 1978. Mr. Becker holds a Bachelor of Science degree from the University of Oregon.

R. BRADFORD GRAY. Mr. Gray became a Director of the Company on March 1, 1997. Mr. Gray has served as Vice President, Acquisitions of the Company since 1995. From 1981 to 1995, he served in various capacities with the Company, including as General Manager of the Company's Grants Pass (1991-1995) and Lithia Dodge (1989-1991) dealerships. Since 1975, Mr. Gray has held various positions in the automobile sales industry, including sales representative, sales manager and general manager.

WILLIAM J. YOUNG. Mr. Young became a Director of the Company on March 1, 1997. Mr. Young is the Chairman of the Board, President and Chief Executive Officer of ARC Capital, a holding company with three wholly-owned subsidiaries operating in the machine vision industry. Mr. Young has been with ARC Capital since 1994. Prior to this time, Mr. Young served with Volkswagen of America ('VOA') for 18 years, most recently as President and Chief Executive Officer. During his tenure as President and CEO of VOA, Mr. Young also served as President of V-Crest Systems, Inc. ("VCI"), a computer services company serving 1,200 auto dealer agencies, and Director of VCI, Inc., a $2 billion financial services company.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors held twenty regular meetings, including actions pursuant to unanimous written consents, during the year ended December 31, 1996.

The Company did not have any committees during 1996. Upon the election of two outside Directors in 1997, the Company established a Compensation Committee and an Audit Committee.

The Compensation Committee is responsible for reviewing and approving salaries for the executive officers, all stock option grants and all other incentive compensation.

The Audit Committee is responsible for recommending the selection of auditors for the Company and reviewing the results of the audit and other reports and services provided by the Company's independent auditors.

The Board of Directors does not have a Nominating Committee. The entire Board serves this function.

COMPENSATION OF DIRECTORS
Outside Directors of the Company are paid $12,000 per year in equal monthly installments, an additional $500 per Board meeting in excess of one per month and, pursuant to the 1997 Non-Discretionary Stock Option Plan for Non-Employee Directors, are granted options covering 1,500 shares of the Company's Common Stock on each March 1st that he remains an Outside Director. Messrs. Becker and Young each received an option for 1,500 shares on March 1, 1997. Such options are granted at the then market value of the underlying shares and vest fully six months from the date of grant. Directors of the Company who are also officers of the Company do not receive any additional compensation for serving as a Director of the Company. All Directors are reimbursed for any out-of-pocket expenses incurred for attendance of Board meetings.

            SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 1997, certain information furnished to the Company with respect to ownership of the Company's Common Stock of (i) each Director, (ii) the Chief Executive Officer, (iii) the "Named Executive Officers" (as defined under "Executive Compensation") other than the Chief Executive Officer, (iv) all persons known by the Company to be beneficial owners of more than 5 percent of its Common Stock, and (v) all executive officers and Directors as a group.



                                                                COMMON STOCK (A) (B)
                                                           ------------------------------
                                                              NUMBER OF  PERCENT OF SHARES
 SHAREHOLDER                                                   SHARES      OUTSTANDING
------------------------------------------                 ------------------------------

 Lithia Holding Company, LLC (C) (D)        Class A                --             --
                                            Class B         4,110,000           100%

 Sidney B. DeBoer (C) (D) (E)               Class A            54,800           1.9%
                                            Class B         4,110,000           100%

 The Capital Group Companies, Inc. (F)      Class A           250,000           8.6%
  333 South Hope Street                     Class B                --             --
  Los Angeles, CA  90071

 Wellington Management Company LLP (G)      Class A           230,000           7.9%
  75 State Street                           Class B                --             --
  Boston, Massachusetts  02109

 M. L. Dick Heimann (C) (D) (E)             Class A            79,800           2.7%
                                            Class B                --             --

 Thomas Becker (C)                          Class A             3,500              *
                                            Class B                --             --

 R. Bradford Gray (C) (D)                   Class A                --             --
                                            Class B                --             --

 William J. Young (C)                       Class A                --
                                            Class B                --             --

 All executive officers and directors as a
 group (6 persons) (H)                      Class A           158,650           5.3%
                                            Class B         4,110,000           100%


----------------
 *Less than one percent

(A) Applicable percentage of ownership is based on 2,895,550 shares of Class A Common Stock outstanding and 4,110,000 shares of Class B Common Stock outstanding as of March 31, 1997 together with applicable options for such shareholders. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after March 31, 1997 are deemed outstanding for computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.
(B) The Class A Common Stock is entitled to one vote per share and the Class B Common Stock is entitled to 10 votes per share and is convertible into Class A Common Stock on a share for share basis at the option of the holder thereof or under other certain circumstances.
(C) Such person can be reached c/o 360 E. Jackson Street, Medford, Oregon
    97501.
(D) Lithia Holding's members consists of Messrs. DeBoer (58.1%), Heimann (34.9%) and Gray (7.0%). Mr. DeBoer, as the manager of Lithia Holding and pursuant to the terms of its operating agreement, has the sole voting and investment power with respect to all of the Class B Common Stock held.
(E) Includes 54,800 shares subject to options granted under the Company's 1996 Stock Incentive Plan and exercisable within 60 days of March 31, 1997.
(F) The Capital Group Companies, Inc. is the parent holding company of a group of investment management companies that hold investment power and, in some cases, voting power over the securities reported herein. The investment management companies, which include a "bank" as defined in Section 3(a)6 of the Securities Exchange Act of 1934 (the "Act") and several investment advisers registered under Section 203 of the Investment Advisers Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. The Capital Group Companies, Inc. does not have investment power or voting power over any of the securities held; however, the Capital Group Companies, Inc. may be deemed to beneficially own such securities by virtue of Rule 13d-3 under the Act. Capital Guardian Trust Company, a bank as defined in Section 3(a)6 of the Act and a wholly owned subsidiary of The Capital Group Companies, Inc., is the beneficial owner of 250,000 shares of Class A Common Stock of the Company as a result of its serving as the investment manager of various institutional accounts.
(G) The securities referred to herein are deemed to be beneficially owned by Wellington Management Company, LLP ("WMC") as a result of its capacity as investment adviser. Such securities are owned of record by clients of WMC. WMC does not have voting or dispositive power with regard to such shares. WMC is the parent holding company of Wellington Trust Company, NA, a bank as defined in Section 3(a)6 of the Securities Exchange Act of 1934. One client of WMC, The Government of Singapore Investment Corporation Pte Ltd., directly owns greater than five percent of the class of securities referred to herein.
(H) Includes 109,600 shares subject to options granted pursuant to the Company's 1996 Stock Incentive Plan and exercisable within 60 days of March 31, 1997.

                                  EXECUTIVE OFFICERS

The following table identifies the current executive officers of the Company, the positions which they hold, and the year in which they began serving in their respective capacities. Officers of the Company are elected by the Board of Directors at the Annual Meeting to hold office until their successors are elected and qualified.

                                                                 POSITION HELD
 NAME                   AGE  CURRENT POSITION(S) WITH COMPANY        SINCE
--------------------------------------------------------------------------------
 Sidney B. DeBoer       53   Chairman, President, Chief Executive    1968
                              Officer and Secretary
 M. L. Dick Heimann     53   Executive Vice President, Chief         1970
                              Operating Officer and Director
 R. Bradford Gray       45   Vice President, Acquisitions            1995
 Brian R. Neill         42   Chief Financial Officer                 1995

For information on the business background of Messrs. DeBoer, Heimann and Gray, see "Directors of the Company" above.

BRIAN R. NEILL. Mr. Neill has served as the Chief Financial Officer of the Company since September 1995. Prior to joining the Company, he served as the Senior Vice President and Chief of Operations of Jackson County Federal Bank in Medford, Oregon from 1977 to 1991. Mr. Neill is a graduate of Northwest Christian College with a Bachelor of Science degree in Management.


                                EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
The following table provides certain summary information concerning compensation awarded to, earned by or paid to the Company's Chief Executive Officer and the two other executive officers of the Company who earned more than $100,000 in salary and bonus, determined as of the end of the last fiscal year (hereafter referred to as the "Named Executive Officers") for the fiscal years ended December 31, 1996 and 1995.

                              SUMMARY COMPENSATION TABLE


                                                                        Long Term
                                                                       Compensation
                                             Annual Compensation          Awards
                                          --------------------------  --------------
                                                                        Securities       All Other
                                                                        Underlying     Compensation
 Name and Principal Position      Year     Salary($)    Bonus($)(A)     Options (#)         ($)
------------------------------   --------  -----------  -------------  --------------  --------------
 Sidney B. DeBoer                 1996      344,550        1,500          68,500         (B) 7,282
                                  1995      331,125        1,500              --         (C) 2,310

 M. L. Dick Heimann               1996      273,000        1,500          68,500         (D) 5,842
                                  1995      277,125        1,500              --         (C) 2,310

 R. Bradford Gray                 1996      196,000        3,851          68,500         (E) 6,426
                                  1995      189,060        3,645              --         (F) 5,935



(A) Includes a "wellness bonus" of $1,500 for each of the Named Executive Officers. All full-time employees are eligible, subject to Board discretion, to an annual "wellness bonus" equal to $150 per year for each year of employment (maximum of $1,500) for undergoing a physical and other health counseling.
(B) Consists of an automobile allowance of $4,907 and Company contributions to Mr. DeBoer's 401(k) account of $2,375.
(C) Consists of amounts contributed by the Company to the accounts of Mr. DeBoer and Mr. Heimann pursuant to the Company's 401(k) Plan.
(D) Consists of an automobile allowance of $3,467 and Company contributions to Mr. Heimann's 401(k) account of $2,375.
(E) Consists of an automobile allowance.
(F) Includes $2,310, contributed by the Company to the account of Mr. Gray pursuant to the Company's 401(k) and Profit Sharing Plan and an automobile allowance of $3,625.


STOCK OPTIONS
The following table contains information concerning the grant of stock options under the Company's 1996 Stock Incentive Plan (the "Plan") to the Named Executive Officers in 1996.

                          OPTION GRANTS IN LAST FISCAL YEAR


                                                                                          Potential
                                                                                       Realizable Value
                                                                                       At Assumed Annual
                                                                                     Rates of Stock Price
                                                                                       Appreciation for
                        Individual Grants (A)                                           Option Term (B)
---------------------------------------------------------------------------------  --------------------------

                     Number of      % of Total
                     Securities       Options
                     Underlying     Granted to
                      Options      Employees in     Exercise        Expiration
    Name              Granted       Fiscal Year   Price ($/Sh.)        Date         5% ($)        10% ($)
---------------------------------------------------------------------------------  --------------------------

 Sidney B. DeBoer       68,500         15.60%           3.32         04/05/01        36,489        105,674

 M. L. Dick Heimann     68,500         15.60%           3.32         04/05/01        36,489        105,674

 R. Bradford Gray       68,500         15.60%           3.02         04/05/04        98,832        236,722


(A) All options granted in 1996 to Mr. DeBoer and Mr. Heimann vest as to 40 percent of the covered shares on the date of grant, 40 percent on January 1, 1997 and 20 percent on January 1, 1998. Mr. Gray's options granted during 1996 vest as to 20 percent of the covered shares per year for five years from the date of the Company's initial public offering, December 18, 1996. The options granted to Mr. Gray have a term of eight years and have an exercise price equal to the fair market value of the shares underlying those options on the date the option was granted, as determined by an independent valuation. The options granted to Messrs. DeBoer and Heimann have a term of five years and have exercise prices equal to 110 percent of such fair market value, as provided by the Plan.
(B) These calculations are based on certain assumed annual rates of appreciation as prescribed by rules adopted by the Securities and Exchange Commission requiring additional disclosure regarding executive compensation. Under these rules, an assumption is made that the shares underlying the stock options shown in this table could appreciate at rates of 5% and 10% per annum on a compounded basis over the term of the stock options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company's Common Stock and overall stock market conditions. There can be no assurance that amounts reflected in this table will be achieved, or may not be exceeded.

OPTION EXERCISES AND HOLDINGS
The following table provides information concerning the exercise of options during 1996 and unexercised options held as of the end of the fiscal year, with respect to the Named Executive Officers.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                          AND FISCAL YEAR-END OPTION VALUES


                                                 Number of
                                                 Securities
                                                 Underlying
                                                 Unexercised        Value of Unexercised
                       Shares                      Options          In-The-Money Options
                      Acquired      Value       At FY-End (#)         At FY-End ($) (A)
                    On Exercise   Realized       Exercisable/            Exercisable/
    Name                (#)          ($)        Unexercisable           Unexercisable
------------------  ------------  ----------  --------------------  ----------------------

 Sidney B. DeBoer       --           --       27,400   /  41,100    213,744   /  320,616

 M. L. Dick Heimann     --           --       27,400   /  41,100    213,744   /  320,616

 R. Bradford Gray       --           --           --   /  68,500         --   /  555,062


  (A) Market value of the underlying securities at December 31, 1996, $11.125 per share, minus exercise price of the unexercised options.


                        BOARD REPORT ON EXECUTIVE COMPENSATION

The Company did not have a Compensation Committee of the Board of Directors during 1996.

COMPENSATION PHILOSOPHY AND POLICIES
The Company's philosophy is to structure executive officer compensation so that it will attract, motivate and retain senior management by providing an opportunity for competitive compensation based on performance. Executive officer compensation includes competitive base salaries and long-term stock-based incentive opportunities in the form of options exercisable to purchase the Company's Class A Common Stock.

It is the policy of the Board that, to the extent possible, compensation will be structured so that it meets the "performance-based" criteria as defined by
Section 162(m) of the Internal Revenue Code of 1986, as amended and therefore is not subject to federal income tax deduction limitations.

BASE SALARIES
Base salaries for the Named Executive Officers were determined by the Board based on factors including, but not limited to, length of service, salaries for comparable positions within the industry and Company performance.

ANNUAL BONUS
During 1996, the Company provided a "wellness bonus" of $1,500 for each of the Named Executive Officers. At the discretion of the Board, all full-time employees are eligible for an annual "wellness bonus" equal to $150 per year for each year of employment (maximum of $1,500) for undergoing a physical and other health counseling.

401(k) PLAN
The Company maintains a 401(k) plan which covers substantially all eligible full-time employees. Any Company contribution to the 401(k) plan is at the discretion of the Board of Directors. Messrs. DeBoer and Heimann each received a contribution of $2,375 to their accounts under this 401(k) plan during 1996. Mr. Gray did not participate in the 401(k) plan during 1996.

STOCK OPTION AWARDS FOR 1996
The Company's 1996 Stock Incentive Plan provides for the issuance of incentive and/or nonqualified stock options to officers and employees of the Company to purchase shares of the Company's Common Stock at exercise prices equal to or greater than the fair market value on the date of grant. See "Option Grants in Last Fiscal Year" table for a summary of options granted to the Named Executive Officers during 1996.

CHIEF EXECUTIVE OFFICER COMPENSATION
Mr. DeBoer's 1996 base salary of $344,550, annual bonus of $1,500 and other compensation of $7,282 were determined in the same manner as the other executives as described above.

SUBMITTED BY:
Sidney B. DeBoer
M. L. Dick Heimann


                               INDEPENDENT ACCOUNTANTS

A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting. The representative will be given the opportunity to make a statement on behalf of the firm if such representative so desires, and will be available to respond to appropriate shareholder questions. KPMG Peat Marwick was the Company's independent accountant for the year ended December 31, 1996.

                               STOCK PERFORMANCE GRAPH

The SEC requires that registrants include in their proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis, assuming a $100 initial investment and reinvestment of dividends, of (a) the registrant, (b) a broad-based equity market index and (c) an industry-specific index or a registrant-constructed peer group index. The broad-based market index used is the Nasdaq Stock Market U.S. Total Return Index and the peer group index used is composed of Cross Continent Auto Retailers and United Auto Group, Inc., the only other publicly traded automobile dealerships in the United States as of December 31, 1996. The peer group index used utilizes the same methods of presentation and assumptions for the total return calculation as the Company and the Nasdaq U.S. Index. All companies in the peer group index are weighted in accordance with their market capitalizations. Because of the limited time during 1996 in which the Company was publicly held (14 days), the Company does not believe this graph is meaningful.


                          TOTAL SHAREHOLDER RETURNS
                          -------------------------
                            (Dividends Reinvested)

                               INDEXED RETURNS

                               BASE      YEAR ENDING
                              PERIOD
COMPANY NAME/INDEX           12/18/96        DEC96
---------------------------------------------------
LITHIA MOTORS INC -CLA         100          101.18
* NASDAQ U.S. INDEX            100           99.89
PEER GROUP                     100           99.04

* NASDAQ U.S. INDEX - NUMBERS ARE FOR THE FULL MONTH OF DECEMBER


PEER GROUP COMPANIES
--------------------------------------------------------------------------------
CROSS CONTNT AUTO RETAILERS
UNITED AUTO GROUP INC

                    CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

COMPANY RESTRUCTURING AND INDEBTEDNESS TO EXECUTIVE OFFICERS
Prior to the Company's initial public offering in December 1996 (the "Offering"), Lithia Motors was owned by Sidney B. DeBoer (62.5%) and M. L. Dick Heimann (37.5%). Mr. DeBoer and Mr. Heimann also owned, with the same ownership percentages, Lithia Rentals, Lithia Leasing, Lithia Chrysler Plymouth Jeep Eagle, Inc., Discount Auto & Truck Rental, Inc. and Lithia TKV, Inc. Further, Sidney B. DeBoer and Stephen R. Philips had 0.01% and 19.99% interests, respectively, in Lithia Toyota LLC, which was otherwise owned by Lithia Motors. Similarly, Sidney B. DeBoer and R. Bradford Gray had 0.01% and 24.99% interests, respectively, in Lithia's Grants Pass Auto Center, L.L.C. and Lithia Dodge, L.L.C., with the balance held by Lithia Motors.

Contemporaneously with the Company's Offering, and pursuant to a Reorganization Agreement, Lithia Motors and the foregoing affiliated entities consummated a restructuring which resulted in each of the dealerships and operating divisions becoming direct or indirect wholly-owned subsidiaries of the Company. The Company continues to be controlled by Sidney B. DeBoer, M. L. Dick Heimann and
R. Bradford Gray through their ownership of Lithia Holding.

Prior to the Offering, the Company and its affiliated corporations and limited liability companies, which together directly or indirectly owned and controlled the Company's dealerships, were treated for federal and state income tax purposes as subchapter S Corporations or partnerships under the Internal Revenue Code of 1986, as amended. Accordingly, Sidney B. DeBoer, M. L. Dick Heimann, R. Bradford Gray and Stephen R. Philips, the principal owners of the Company and the affiliated entities, have been taxed directly on the earnings of those entities. In December 1995, the Company and the affiliated entities distributed to these individuals the Dividend Notes in the aggregate amount of $3.9 million, representing approximately all of the previously taxed undistributed earnings of those entities. The Dividend Notes bore interest at 8.75% per annum, payable in ten equal annual installments beginning one year and ten days after demand by the note holders. The Dividend Notes were prepaid during 1996. In November and December 1996, additional dividends totaling $6.44 million were declared in payment of earnings realized in 1996 through the effective date of the Restructuring. These funds permitted Messrs. DeBoer and Heimann to capitalize Lithia TKV, Inc. to purchase Melody Toyota and Kia. The Company purchased Messrs. DeBoer's and Heimann's stock of Lithia TKV, Inc. at their original cost and made distributions of the remaining undistributed earnings shortly following the closing of the Offering using a portion of the proceeds of the Offering.
The total amount paid to these individuals, including the purchase of Lithia TKV, Inc. and the purchase of Mr. Phillip's minority interest in Lithia Toyota, LLC totaled approximately $9.06 million. Dividends of $2.0 million were paid to those individuals in 1994 with respect to prior Company and affiliated entity income.

LEASE AND PURCHASE OF REAL ESTATE FROM LITHIA PROPERTIES
Substantially all of the real property on which the Company's businesses are located (except the property on which Melody Toyota and Kia is operated) is owned by Lithia Properties, the members of which are the Company (20%), Sidney
B. DeBoer (35%), M. L. Dick Heimann (30%) and three of Mr. DeBoer's children, who own 5% each. The Company


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and the affiliated entities paid an aggregate of $2.3 million in lease payments to Lithia Properties during the years ended December 31, 1996.

The Company and Lithia Properties have recently entered into new lease agreements with respect to each facility, effective January 1, 1997. The new leases have terms of 30 years and have aggregate annual lease payments of $1.75 million. Unlike prior years, the Company will be responsible for property taxes, insurance and maintenance expenses commencing in 1997. The 1997 lease payments are determined by a formula which sets the monthly payment at 1% of the fair market value of the properties according to recent independent appraisals. Lease payments are paid monthly and will be adjusted each year beginning January 1998 to an amount equal to any increase in the cost of living based on the Consumer Price Index entitled U.S. CITY AVERAGE - ALL ITEMS FOR ALL URBAN CONSUMERS (base year 1982-84=100) published by the Bureau of Labor Statistics of the U.S. Department of Labor.

Lithia Properties constructed a new body and paint shop for use by the Company which was completed in April 1997. The Company purchased the facility and improvements together with a 5.3 acre parcel held for future development in Medford, Oregon, at Lithia Properties' cost, including interest carrying costs, upon closing of the Offering. The total purchase price for these properties was $2.7 million.

The Company has generally chosen to lease its facilities in the past. It may continue this practice in the future and assign any rights it acquires to purchase real estate in connection with the acquisition of dealerships to Lithia Properties or others. No future transfers to or leases with Lithia Properties will be undertaken without the unanimous approval of the independent directors on the Company's Board of Directors and a determination by such independent directors that such transactions are the equivalent of a negotiated arm's-length transaction with a third party.

CONSTRUCTION OF THE NEW BODY AND PAINT SHOP
The Company purchased from Lithia Properties its new body and paint shop. Construction costs were approximately $2.0 million. Lithia Properties retained and, after purchase of the facility, the Company continued to retain, Mark DeBoer Construction, Inc. as the general contractor for the project. Mark DeBoer, the owner of Mark DeBoer Construction, Inc., is the son of Sidney B. DeBoer and is one of the members of Lithia Properties. The general contractor fee was $128,000, an arrangement the Company believes is fair in comparison with fees negotiated with independent third parties.

MANAGEMENT CONTRACT WITH LITHIA PROPERTIES
The Company provides accounting, property management and general administrative services to Lithia Properties in connection with the management of the facilities owned by Lithia Properties and leased to the Company or related entities. The Company receives a monthly fee of $36,000 for its services to Lithia Properties. In 1996, the Company received $432,000 under the contract. The management contract terminated on December 31, 1996, and was not renewed.


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GUARANTEE OF LITHIA PROPERTIES INDEBTEDNESS; SHORT-TERM LOAN FROM LITHIA
PROPERTIES
The Company has guaranteed and has committed to guarantee certain indebtedness of Lithia Properties incurred in connection with the purchase or refinancing of real property which secures mortgage loans. All of the property securing these loans are occupied by the Company under long-term leases with Lithia Properties. The loans have a total principal amount of approximately $15.0 million with interest rates from 8.25% to 10.0% and remaining terms of from one to 12 years.

In September 1996, the Company borrowed $3.0 million from Lithia Properties on an unsecured basis at prime plus 0.50%. The loan was repaid in October 1996.

               SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act requires the Company's directors and executive officers and persons who own more than ten percent of the outstanding shares of the Company's Common Stock ("ten percent shareholders"), to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of Common Stock and other equity securities of the Company. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company or otherwise in its files and on written representations from its directors, executive officers and ten percent shareholders that no other reports were required, during the fiscal year ended December 31, 1996, the Company's officers, directors and ten percent shareholders complied with all applicable Section 16(a) filing requirements.

                                    OTHER BUSINESS

The Company knows of no other business to be conducted at the meeting.

                                      FORM 10-K

The Company will provide, without charge, on the written request of any beneficial owner of shares of the Company's Common Stock a copy of the Company's Annual report on Form 10-K as filed with the Securities and Exchange Commission for the Company's fiscal year ended December 31, 1996. Written requests should be mailed to the Secretary, Lithia Motors, Inc., 360 E. Jackson Street, Medford, Oregon 97501.


                             By Order of the Board of Directors:




                             SIDNEY B. DeBOER
                             CHAIRMAN, PRESIDENT, CHIEF EXECUTIVE
Dated:  April 17, 1997       OFFICER AND SECRETARY


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                                                                      APPENDIX A

1996 STOCK INCENTIVE PLAN SUMMARY

GENERAL
In April 1996, the Board and the Company's shareholders adopted the Company's 1996 Stock Incentive Plan (the "Plan"). The Plan provides for the granting of stock-based awards ("Awards") to executive officers (including those who are directors), to other employees and to non-employee consultants of the Company. Such Awards may take any form approved by the Board or by a committee designated by the Board, including stock options, stock bonuses, stock appreciation rights and restricted stock awards. Stock options granted under the Plan may be either options that qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options" or "ISOs"), or those that do not qualify as such "incentive stock options" ("Non-qualified Options" or "NQSOs"). The Plan, which permits up to 670,000 shares of the Company's Class A Common Stock to be issued, terminates on April 4, 2006. As of December 31, 1996, Options with respect to 439,085 shares of Class A Common Stock were outstanding. At December 31, 1996, there were 230,915 shares available for issuance under the Plan. At December 31, 1996, options with respect to 84940 shares were exercisable. At December 31, 1996 4 officers of the Company and 17 other employees were eligible to participate in the Plan. In March 1997, options covering an additional 20,000 shares were granted.

ADMINISTRATION
The Plan is administered by the Board or by a Compensation Committee of the Board. Subject to the terms of the Plan, the Board or the Compensation Committee determines the persons to whom Awards are granted and the terms and the number of shares covered by each Award. The term of each option may not exceed ten years from the date the option is granted, or five years in the case of an incentive stock option granted to a holder of more than 10% of the fully-diluted capital stock of the Company. Options may become exercisable in whole at grant or in installments over time, as determined by the Committee.

TERMINATION
With respect to the stock options granted by the Company to date, such options generally expire when the optionee ceases to be affiliated with the Company. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee. Each of the outstanding stock options under the Plan provide that if the optionee is terminated without cause at any time when Sidney B. DeBoer is not the chairman, president or chief executive officer of the Company, then all options held by such optionee shall become fully vested and exercisable for a period of three months following the termination of employment.

VESTING
Awards under the Plan generally vest over a five year period; although, certain Awards became immediately vested upon the completion of the Company's initial public offering in December 1996.


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The Plan provides that any Award may contain, at the discretion of the
Committee, a provision conditioning or accelerating the receipt of benefits pursuant to such Award upon the occurrence of specified events, including continued employment by the Company, a change in control, merger, dissolution or liquidation of the Company or the sale of substantially all of the Company's assets. The acceleration of vesting of Awards in the event of a merger or other similar event may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

MEANS OF EXERCISING OPTIONS
Under the terms of the stock options issued to date, payment upon the exercise of an option may be in cash, by check or by delivery of shares of Class A Common Stock with a "fair market value," as defined in the Plan, equal to the aggregate exercise price.

MINIMUM OPTION PRICE
The exercise prices of ISOs under the Program must equal or exceed the fair market value of the Common Stock on the date of grant (110% of the fair market value in the case of employees who holds 10% or more of the voting power of the Common Stock (a "10 percent stockholder")), and the exercise price of NQSOs must equal or exceed 85% of the fair market value of Common Stock on the date of grant.

DURATION OF OPTIONS
Subject to earlier termination of the option as a result of termination of employment, death or disability, each option granted under the Plan shall expire on the date specified by the Administrative Committee, but in no event more than
(i) ten years and one day from the date of grant in the case of NQSOs, (ii) ten years from the date of grant in the case of ISOs generally, and (iii) five years from the date of grant in the case of ISOs granted to a 10% Stockholder. Awards generally terminate eight years from the date of grant.

FEDERAL TAX EFFECTS OF ISOS
The Company intends that ISOs granted under the Plan will qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"). An optionee acquiring stock pursuant to an ISO receives favorable tax treatment in that the optionee does not recognize any taxable income at the time of the grant of the ISO or upon exercise. The tax treatment of the disposition of ISO stock depends upon whether the stock is disposed of within the holding period, which is the later of two years from the date the ISO is granted or one year from the date the ISO is exercised. If the optionee disposes of ISO stock after completion of the holding period, the optionee will recognize as capital gains income the difference between the amount received in such disposition and the basis in the ISO stock, i.e. the option's exercise price. If the optionee disposes of ISO stock before the holding period expires, it is considered a disqualifying disposition and the optionee must recognize the gain on the disposition as ordinary income in the year of the disqualifying disposition. Generally, the gain is equal to the difference between the option's exercise price and the stock's fair market value at the time the option is exercised and sold (the "bargain purchase element"). While the exercise of an ISO does not result in taxable income, there are implications with regard to the alternative minimum tax ("AMT"). When calculating income for AMT purposes, the

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favorable tax treatment granted ISOs is disregarded and the bargain purchase element of the ISO will be considered as part of AMT income. Just as the optionee does not recognize any taxable income on the grant or exercise of an ISO, the Company is not entitled to a deduction on the grant or exercise of an ISO. Upon a disqualifying disposition of ISO stock, the Company may deduct from taxable income in the year of the disqualifying disposition an amount generally equal to the amount that the optionee recognizes as ordinary income due to the disqualifying disposition.

FEDERAL TAX EFFECTS OF NQSOs
If an option does not meet the statutory requirements of Section 422 of the Internal Revenue Code and therefore does not qualify as an ISO, the difference, if any, between the option's exercise price and the fair market value of the stock on the date the option is exercised is considered compensation and is taxable as ordinary income to the optionee in the year the option is exercised, and is deductible by the Company for federal income tax purposes in such year. Although an optionee will generally realize ordinary income at the time the NQSO is exercised, if the stock issued upon exercise of the option is considered subject to a "substantial risk of forfeiture" and no "Section 83 Election" has been filed, then the optionee is not taxed when the option is exercised, but rather when the forfeiture restriction lapses. At that time, the optionee will realize ordinary income in an amount equal to the difference between the option's exercise price and the fair market value of the stock on the date the forfeiture restriction lapses.

The foregoing summary of federal income tax consequences of stock options does not purport to be complete, nor does it discuss the provisions of the income tax laws of any state or foreign country in which the optionee resides.


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